Exhibit 10.5

English Translation

Intellectual Property Right Transfer, Non-competition and Confidentiality Agreement

THIS AGREEMENT is entered into by and between:

Beijing Power Creative Web Tech Co., Ltd. (hereinafter referred to as “the Company”)

Domicile:

AND

                     (hereinafter referred to as “the Employee”)

ID Card No.:

Address:

The Company and the Employee already signed the labor contract on and as of                      and the Employee is employed by the Company. In order to define the ownership of the Service Results (as defined below) that may be created by the Employee during his/her employment with the Company and specify the other matters relating to and in connection with intellectual property rights and confidentiality, the Company and the Employee hereby agree to enter into this Agreement.

1. Definitions

In this Agreement,

“Company’s Business” shall mean the research and development of game software, rendering of technology transfer, technical consultancy and technical services, as well as other businesses undertaken by the Group or the Company (whether related or unrelated thereto), including, but not limited to, any and all actual or prospective researches and developments of the Company.

“Company-owned Results” shall mean the Service Results as well as all other Results to be transferred to the Company or the Group according to Article 3.2 hereof.

“Copyright” shall have the meaning as specified in the Copyright Law of the People’s Republic of China and Regulations on the Protection of Computer Software.

“Results” shall mean all patentable or unpatentable inventions, discoveries, designs, procedures, formulas, innovations, developments and improvements, copyrightable or uncopyrightable works (including, without limitation, computer software, articles, reports, graphs, drawings, blueprints, advertisings, marketing materials, identifications, etc.), technical know-how and trade secrets.

“Service Results” shall mean any and all the Results that are conceived, created, developed, implemented or presented in any tangible form by the Employee independently or together with others during his/her employment with the Company (including any time of employment prior to the date of this Agreement), provided that they meet at least one of the following two conditions:

English Translation

(1) relate to Company’s Business in any respect, including, but not limited to: (a) software development information, including, without limitation: user’s requirement analysis, general design scheme, development plan, algorithm model, organization structure, handling processes, test results as well as the publicly unavailable documents describing the above development information (e.g. feasibility study report, requirement specifications, preliminary design description, detailed design description, test report, instruction manual and development progress report); (b) list of source programs of computer software; (c) any and all knowledge results arising from project development, including, without limitation: literal description, story creation, concept art setting, model, collage and materials, action, animation, audio, video, etc, whether in-process or final product; (d) some unknown or almost unknown techniques, usages or solutions of the inventions, improvements or discoveries of software development project; (e) source codes of computer software, etc;

(2) to be service works, service inventions or other service technical results as stipulated in applicable laws and regulations.

“Group” shall mean the Company and the entities which directly or indirectly control and are controlled by the Company; “Affiliate” shall mean any of the above entities.

2. Disclosure

The Employee agrees that once Service Results are generated, he/she will forthwith (but, in any event, no later than thirty (30) days after Service Results are generated) make full disclosure to the Company in the form as specified by the Company.

3. Right, Title and Interest to and in the Results

3.1 All Service Results shall be and remain the exclusive property of the Company, and all Copyrights of the Service Results, all patent application rights and registered patent rights of the Service Results as well as all other industrial and intellectual property rights of the Service Results throughout the world shall belong to the Company.

3.2 As for the Results over which the Employee has any right and interest (including title and other rights and interests) currently or during the employment with the Company, the Employee hereby agrees to transfer such right and interest to the Company. The Employee hereby represents and warrants that all the Results over which the Employee has any right and interest shall be applied to this Agreement. The Employee hereby agrees to exempt the Company, its successor, transferee, affiliate, licensee, director, employee and agent (hereinafter collectively referred to as “Interested Persons”) from their responsibility for the Employee due to use or disclosure of the Results by the Company or any of its Interested Persons.

3.3 Notwithstanding the provisions in Article 3.2 hereof, the Company shall not require the Employee to transfer any Results to the Company if there are written evidences proving that they:

(1) are created by the Employee within his/her personal time without using Company’s equipment, articles, facilities or trade secrets;

(2) are unrelated to Company’s Business in any respect; and

(3) are not generated when the Employee fulfills any work for the Company.

English Translation

Subject to a duty of confidentiality on the part of the Company, the Employee shall disclose to the Company any and all Results which, at his/her own discretion, are his/her property and not covered by this Agreement, as well as the documentary evidences as may be reasonably required by the Company, whether such Results are developed by the Employee independently or together with others, before or during his/her employment with the Company.

3.4 The Employee further agrees that unless otherwise provided for herein or consented to by the Company in writing, the Employee has no right to, directly or indirectly:

(1) reproduce, change, modify, translate, produce, market, publish (release), distribute, sell, license or sublicense, transfer, lease, transmit, disseminate, display or use Company-owned Results, any portion thereof or any form of copies;

(2) make derivatives of Company-owned Results, any portion thereof or any form of copies, provide an electronic access to or reading of them or store them in computer storage;

(3) apply for (or apply to register) the Company-owned Results or any patent right, Copyright, trademark or other industrial or intellectual property right thereof in China or other countries and regions; and

(4) cause others to do any of the foregoing acts.

3.5 If several rights of the Company-owned Results (hereinafter referred to as “the Rights”) must belong to the Employee and both parties are prohibited from agreeing upon the ownership under any applicable laws and regulations, both parties agree as follows:

(1) Where the Rights are transferable in whole or in part under applicable laws and regulations, the Employee shall transfer the Rights to the Company to the maximum extent possible;

(2) If, according to applicable laws and regulations, the Employee cannot transfer all or part of the Rights to the Company or such transfer must be subject to the approval of, but not approved by, government department, the Employee hereby automatically licenses the nontransferable portion of the Rights to the Company so that the Company and its successor may have all the use rights and implementation rights of the Company-owned Results (along with their modifications and derivatives). The right license as set forth in this paragraph (2) shall on a royalty-free, irrevocable, exclusive (excluding the Employee and all third parties), worldwide and transferable basis, and the Company also has the right of sublicensing;

(3) Without a prior written consent from the Company, the Employee agrees not to exercise the rights that cannot be transferred or licensed to the Company according to Paragraph (1) or (2) hereof (including, but not limited to, the right of authorship and other “personal rights” of the Company-owned Results”).

3.6 The Employee agrees that any and all Results disclosed by the Employee to any third party or stated in the patent or Copyright applications made by or on behalf of the Employee within one (1) year following the termination of employment relationship are regarded as Company-owned Results according to the terms and conditions of this Agreement, unless the Employee proves that these Results are conceived, created or developed after the termination of employment relationship and implemented or presented in a tangible form for the first time.

English Translation

4. Confidentiality

4.1 The Employee undertakes to only use the technical information (e.g. methodology, technical know-how, formulas, composition, procedures, discoveries, machines, models, devices, specifications, inventions, computer programs, research projects or similar projects), business information (e.g. the information regarding costs, profits, purchases, markets, sales or customer list), information concerning future development (e.g. R & D or future marketing or promotion plans) as well as other secrets or proprietary information or data, which are provided by the Company to the Employee or given an access to the Employee in the course of his/her employment with the Company (hereinafter collectively referred to as “Confidential Information”) to perform the work tasks assigned by the Company, not to apply the Confidential Information for any other purpose and immediately return all Confidential Information and copies thereof to the Company at Company’s request. The Employee further agrees not to disclose or communicate any Confidential Information to any third party without a prior written consent from the Company.

4.2 Any and all records, computer programs, computer-stored information, computer floppy disks and other media, documents, drawings, sketches, blueprints, manuals, correspondences, notes, notebooks, reports, memoranda, customer list, other documents, equipment, etc relating to or in connection with Company’s Business in any respect, whether drafted by the Employee or not, shall be and remain the sole property of the Company, and shall not be taken out of Company’s premises without its prior written consent. The Employee shall not copy such information or data without permission. Upon termination of employment relationship or at Company’s other request, the Employee shall forthwith return to the Company all such information or data and their copies and excerpts that are in a tangible form. The Employee agrees not to make or retain copies of such information and data and further agrees to provide a letter of confirmation to the Company upon termination of employment relationship or at Company’s other request.

4.3 After a specific software product of the Company is finalized, all the Employees involved in the development of this software shall, within three (3) days thereafter, deliver the source codes in their own possession to Company’s custodian so that backups are made of all source codes by the custodian. Backups will be sealed up after they pass the inspection. Besides, all the Employees involved in software development shall thoroughly delete all source codes from their hard disks. Without the written consent of Company’s Chief Technology Officer, no Employee shall use source code backups. Where source codes need to be borrowed for work needs, a written application explaining the purpose shall be made to Company’s Chief Technology Officer for approval and upon approval, borrowing procedures shall be handled with the custodian. The Employee borrowing source codes shall use them within specified scope and return them within specified time and no copy shall be made of source codes without permission.

4.4 The Employee agrees to obtain Company’s written consent before publishing, in writing or orally, any information concerning Company’s business, customers, suppliers, employees, shareholders, directors or officers. The Employee acknowledges that the Company is entitled to decide whether or not to publish such information, and does not undertake any responsibility for the Employee when the Company exercises such right.

4.5 The obligations of the Employee under Article 4 shall survive the expiry or termination of this Agreement and the termination of employment relationship between the Company and the Employee.

English Translation

5. Non-competition

5.1 Except with the prior written consent of the Board of Directors, the Employee shall not (nor shall his/her relevant person) be directly or directly, engaged or involved in any business competitive with or similar to Company’s Business in any respect, provided, however, that this does not affect the Employee’s holding of the stocks listed for trading on any stock market (directly or through assignee) and such holding does not exceed 1% of any type of stocks or shares issued by any single company, whose limitation shall not apply to the holding of Company’s stocks or other securities.

5.2 The Employee undertakes to the Company that:

(1) during the employment with the Company or any other Affiliate, he/she will devote all the time and energy to Group’s business, make best efforts to develop business and increase interests for the Group and not get involved in any other (competitive or otherwise) business;

(2) As from the date of employment separation with the Group (for whatsoever reason), within two (2) years thereafter (or if the separation date as an Employee is different from the separation date as a director, the later date is “Separation Date”), whether for himself/herself or on behalf of any other individual or company, he/she shall not:

(a) as far as any business of the Group is concerned abet, solicit or attempt to entice any important, at any time within two (2) years after employment separation, customer, client, supplier, agent, distributor or employee (except low-level employee) of any Affiliate, any individual of the consultant or any company known by him/her away from any Affiliate;

(b) attempt to interfere with the continuity of goods or services supplied to any Affiliate or disrupt the conditions of any such supply;

(c) as the employee of any principal, agent, shareholder, partner or any other person implement, carry out, participate in or get involved in any business or activity of selling or supplying products or services to the customers within the People’s Republic of China, Hong Kong, Taiwan and any other region where such sales or supplies are made by the Affiliate within relevant time, which is competitive with the business undertaken by the Affiliate currently or within 12 months before the Separation Date. The Employee hereby agrees and acknowledges that his/her right to any economic compensation under this Paragraph (if any) is already included in the salary paid or payable by the Company to him/her according to the provisions of this Agreement as well as the compensation as set out in Article 5.4 hereof and confirms that he/she has no right to make any claim against the Company by reason of this Paragraph.

(d) other than within the process of business of any Affiliate, use or allow any third party to use any name, logo or other intellectual property rights used by such Affiliate, or any name or logo that is likely to be confusing with the name, logo or other intellectual property rights of such Affiliate.

(3) As from the Separation Date, the Employee shall not state that he/she:

(a) is an Employee or director of the Affiliate or entitled to act in the name of the Affiliate; or

(b) except for any shares of the Company held by him/her, has an interest in the business or affair of any Affiliate.

English Translation

(4) unless to the extent being reasonable and necessary to perform his/her duties to the Affiliate, during his employment as an employee, director or shareholder or the duration of his/her interest relations with the Affiliate or at any time thereafter, he/she will not, directly or indirectly, use, disclose or exchange with any other person the matter, business, method, process, system, plan or R & D of the Affiliate or any information of its customers, clients or suppliers, as well as other information that is reasonably deemed as confidential information of the Affiliate or its customers, clients or suppliers (but excluding the information that is required to be disclosed by law or is available to the public without his/her fault within relevant time), and make his/her best endeavors to prevent the publication or disclosure of any such information by any third party.

(5) any extension, development or advancement of any business activity or appropriate opportunity provided to him/her shall be implemented by the Company or its wholly owned subsidiary, unless the Company agrees otherwise.

5.3 Articles 5.1 and 5.2(1) to 5.2(5) shall be deemed to constitute separate undertakings and construed independently. Thus, if any of the above undertakings is held invalid and will not be held invalid by deleting some contents or alleviating or modifying their extent, such undertaking shall be changed to the extent being necessary to make it valid or enforceable.

5.4 The Company and the Employee agree that though the above trade secrets, customer relationships and other rights and interests are the lawful rights and interests of the Company, the Company will make appropriate compensation to the Employee with respect to the losses as may be caused to the Employee due to the non-competition obligations under this Agreement that survive the separation with the Company. Within the term when the separated Employee assumes the non-competition obligations, the Company undertakes to pay an annual compensation to the Employee, whose amount is half of the annual salary of the last year of his/her employment with the Company.

6. Other Undertakings

6.1 The Employee hereby represents and warrants to the Company that he/she has not reached any agreement with others which may prevent him/her from fully complying with the terms and conditions of this Agreement.

6.2 The Employee hereby represents and warrants to the Company that without the written consent of his/her ex-employer, he/she has not taken and will not take any proprietary or confidential information of such ex-employer into his/her work and will not use such information to fulfill the work of the Company. The Employee agrees not to disclose to the Company any trade secret of his/her ex-employer. The Employee further represents and warrants to the Company that his/her employment with the Company will not result in his/her failure of performing the obligations towards any other person or disclosure of any secrets of any other person.

6.3 If, under applicable laws and regulations, this Agreement shall become effective only after approval, registration or other procedures are handled, or approval or other procedures shall be handled for the Employee to perform the obligations under this Agreement, the Employee undertakes to assist the Company in handling relevant procedures and to sign any and all necessary documents.

6.4 the Employee undertakes to render all assistances required by the Company free of charge during the employment with the Company and thereafter (but actual costs shall be reimbursed by the

English Translation

Company) so as to protect the Company’s right, title and interest to and in Company-owned Results, including, but not limited to, signing the necessary documents and bearing witness, if necessary, during Company’s application for or maintenance of any patent right or copyright or in the course of any judicial or legal proceedings of the Company relating to any Company-owned Results throughout the world.

7. Defaulting Liabilities

Where Party B is in breach of the provisions of this Agreement, Party B shall compensate all losses thus incurred to Party A and bear any and all legal responsibilities arising therefrom.

8. Miscellaneous

8.1 This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising out of or from or in connection with this Agreement shall be first settled through friendly negotiations. Should no settlement can be reached within thirty (30) days after either party gives a written notice of negotiations to the other party, either party may directly bring a lawsuit with the people’s court of competent jurisdiction.

8.2 If any provision of this Agreement is held invalid, the remaining provisions shall remain valid.

8.3 This Agreement shall bind upon and inure to the benefit of both parties and their respective successors and assignees.

8.4 No amendment to or modification of this Agreement shall of any force or effect unless reduced to writing and signed by both parties.

8.5 This Agreement constitutes the entire agreement between both parties with respect to the subject matter hereof and substitutes any and all prior negotiations and agreements between both parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, both parties have executed this Agreement on and as of                     .

English Translation

[No text below. Execution page of this Intellectual Property Rights Transfer, Non-competition and Confidentiality Agreement]

Employee	Beijing Power Creative Web Tech Co., Ltd. (Seal)

By:	By:	[Seal: Beijing Power Creative Web Tech Co., Ltd.]

/s/	Name:

Title:

(seal)

Schedule

Employee	Date of Execution
Qi Zhu	September 6, 2006

Di He	September 6, 2006

Qing Li	September 6, 2006

Kelvin Wing Kee Lau	March 1, 2007

Davis Jian Li	August 21, 2006

Bill Weizheng Wang	April 16, 2007